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                                                                    EXHIBIT 23.4
         Lazard Freres & Co.
        One Rockefeller Plaza
        New York, N.Y. 10020
                ----
      Telephone (212) 632-6000                                          New York
      Facsimile (212) 632-6060

                                          January 13, 1995

Board of Directors
Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth, TX 76102-5384


      RE:     POST EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION
              STATEMENT ON FORM S-4 OF BURLINGTON NORTHERN INC.

              PRE-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION
              STATEMENT ON FORM S-4 OF BNSF CORPORATION

Gentlemen and Madame:

  Attached is the form of our opinion letter to be dated the date of the Joint Proxy Statement/Prospectus to be delivered to Burlington Northern Inc. shareholders with respect to the proposed merger of Burlington Northern Inc. and Sante Fe Pacific Corporation.

  The foregoing opinion letter has been furnished for the information and assistance of the Board of Directors of Burlington Northern Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part of any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "The Merger" and to the inclusion of the foregoing opinion in the above-mentioned Registration Statements. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Lazard Freres & Co.

                                          LAZARD FRERES & CO.
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         Lazard Freres & Co.
        One Rockefeller Plaza
        New York, N.Y. 10020
                ----
      Telephone (212) 632-6000
      Facsimile (212) 632-6060

                                                                 New York

                                                           January  , 1995

The Board of Directors
Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth, Texas 76102

Dear Members of the Board:

  We understand that Burlington Northern Inc. ("BN") and Santa Fe Pacific Corporation ("SF") have entered into an Agreement and Plan of Merger dated as of June 29, 1994, as amended by the Amendment thereto dated as of October 26, 1994 and the Amendment thereto dated as of December 18, 1994 (as so amended, the "Agreement"), pursuant to which, among other things, SF shall be merged with and into BN, with BN as the surviving corporation (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of common stock, par value $1.00 per share (the "SF Common Stock"), of SF outstanding immediately prior to the effective time of the Merger, shall be converted into .40 of a share of common stock, no par value (the "BN Common Stock"), of BN (the "Exchange Ratio"). The Agreement also requires that promptly after the execution of the Amendment dated as of December 18, 1994, each of SF and BN will commence tender offers (the "Tender Offers") at $20 per share for an aggregate of 63 million of the outstanding shares of SF Common Stock, with SF tendering for 38 million such shares and BN tendering for 25 million such shares (the "BN Tender Offer"). The Tender Offers are being made pursuant to an Offer to Purchase dated December 23, 1994 (the "Offer to Purchase"). We understand that the closing of the Tender Offers by BN and SF are conditioned on BN's and SF's stockholders approval of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement and the terms and conditions of the Tender Offers are more fully set forth in the Offer to Purchase.

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of BN Common Stock of the Exchange Ratio and the consideration to be paid in the BN Tender Offer, when taken as a whole.

  Lazard Freres & Co. has acted as financial advisor to BN in connection with this transaction (including acting as the dealer manager in the BN Tender Offer) and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the transaction. In connection with this opinion, we have:

    (i) reviewed the terms and conditions of the Agreement and the Offer to Purchase;

    (ii) analyzed certain historical business and financial information relating to BN and SF, including the Annual Reports to Stockholders and Annual Reports on Form 10-K of BN and SF for each of the fiscal years ended December 31, 1989 through 1993 (and any amendments thereto), Quarterly Reports on Form 10-Q of BN and SF for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years and for the quarters ended March 31, June 30 and September 30, 1994 (and any amendments thereto), Current Reports on Form 8-K of BN dated June 29, October 6, October 26, November 18, and December 18, 1994 and Current Reports on Form 8-K of SF dated June 29, August 3, October 5, October 19, October 28, November 2 and November 28, 1994 (and any amendments thereto);
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    (iii) reviewed certain financial forecasts and other data provided to us by BN and SF relating to their respective businesses;

    (iv) held discussions with members of the senior management of BN and SF with respect to the businesses and prospects of BN and SF, respectively, the strategic objectives of each, and possible benefits which might be realized following the Merger;

    (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of BN and SF;

    (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of BN and SF, and in other industries generally;

    (vii) analyzed the pro forma financial impact of the Tender Offers and the Merger on BN and SF;

    (viii) reviewed the historical stock prices and trading volumes of the BN Common Stock and SF Common Stock;

    (ix) reviewed the Joint Proxy Statement/Prospectus dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994 and the Joint Proxy Statement/Prospectus dated the date hereof; and

    (x) conducted such other financial studies, analyses and investigations as we deemed appropriate.

  We have relied upon the accuracy and completeness of the financial and other information provided by BN and SF to us and have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of BN or SF. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of BN and SF as to the future financial performance of their businesses. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In rendering our opinion, we have also assumed that obtaining the necessary regulatory and governmental approvals for the Merger, including approval of the Interstate Commerce Commission, may significantly delay the consummation of the Merger, and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to BN.

  Our engagement and the opinion expressed herein are solely for the benefit of BN's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, SF, any stockholders of BN or SF or any other person other than BN's Board of Directors. It is understood that, except for inclusion in a proxy statement relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

  Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio and the consideration to be paid by BN in the BN Tender Offer, when taken as a whole, is fair to the holders of BN Common Stock from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO.